UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 or 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 27, 2002


                            UIL HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

       Connecticut                       1-15995             06-1541045
       -----------                       -------             ----------
(State, or other jurisdiction         (Commission         (IRS Employer
of Incorporation)                     File Number)        Identification No.)



157 Church Street, New Haven, Connecticut                     06506
-----------------------------------------                     -----
(Address of principal executive offices)                    (Zip Code)



Registrant's Telephone Number,
Including Area Code                                       (203) 499-2000
-----------------------------                             --------------


                                  None
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

As reported in Notes to Consolidated Financial Statements - Note (C), Rate-Related Regulatory Proceedings, of the Registrant's Report on Form 10-Q for the Quarterly Period ended September 30, 2002, the Connecticut Department of Public Utility Control (DPUC) has reopened its retail customer Rate Case proceeding with respect to the Registrant's wholly-owned subsidiary, The United Illuminating Company (UI), to consider a request by UI that the DPUC correct for CTA/SBC overearnings in its Rate Case final decision relative to the calculation of UI's revenue requirements. A hearing on this matter has been scheduled for December 9, 2002.

On November 27, 2002, UI filed an additional request that the DPUC reopen the Rate Case proceeding to adjust UI's revenue requirements for pension and postretirement benefits in 2003 to $19.1 million, compared to the $7.0 million allowed in the DPUC's Rate Case decision. In support of its request, UI has submitted testimony detailing how the decline in equity markets and record low interest rates have resulted in a reduction in value of pension plan assets and a reduction in the reasonable assumptions of return and discount rates. Further, postretirement benefit expense for 2003 will increase as a result of inflation in healthcare and prescription drug costs, coupled with a reduction in asset values and in the assumptions of return and discount rate. In its request, UI has proposed ratemaking treatment of the increased expense that would not result in an increase in its retail customers' electricity rates, but combined with the Company's efforts to reduce other expenses to the rate case decision level, should enable the Company to have a reasonable opportunity to earn its authorized rate of return on equity through 2003.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   UIL HOLDINGS CORPORATION
                                   Registrant



Date:  November 27, 2002           By       /s/ Charles J. Pepe
       -----------------             ----------------------------------------
                                                Charles J. Pepe
                                         Treasurer and Assistant Secretary